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                                                                   Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Braun Consulting, Inc. on Form S-8 of our report dated January 10, 2000 in the Current Report on Form 8-K filed by Braun Consulting, Inc. on February 14, 2000 and of our report dated May 4, 1999 (July 16, 1999 as to Note 12) appearing in the Prospectus contained in Registration Statement No. 333-79251 of Braun Consulting, Inc. on Form S-1 and to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Chicago, Illinois
February 18, 2000